Exhibit 4.4

EXECUTION COPY

ACCURIDE CORPORATION

WARRANT AGENT AGREEMENT

WARRANT AGENT AGREEMENT, dated as of February 26, 2010 (the “Agreement”), between Accuride Corporation, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company LLC, a New York limited liability trust company, as Warrant Agent (the “Warrant Agent”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Form of Warrant attached as Exhibit A hereto.

WHEREAS, a plan of reorganization for the Company and certain of its subsidiaries has been confirmed by the United States Bankruptcy Court for the District of Delaware (the “Plan”);

WHEREAS, pursuant to the Plan, the Company will issue warrants to purchase common stock, $0.01 par value per share (the “Common Stock”), of the Company (the “Warrants”), as hereinafter described to the holders (the “Holders”) of shares of Common Stock as of the record date set forth in the Plan; and

WHEREAS, the Company desires that the Warrant Agent act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance, transfer, exchange and exercise of the Warrants and other matters as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.               Appointment of Warrant Agent.  The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

Section 2.               Warrants.

Section 2.1         Form of Warrant.  Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the president, or any vice president, on the one hand, and the secretary, on the other hand, of the Company and shall bear a facsimile of the Company’s seal.  In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.  Each Warrant shall be dated the date such Warrant was authorized to be transferred by the Company.

Section 2.2         Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

Section 2.3         Registration.

Section 2.3.1          Warrant Register.  The Warrant Agent shall maintain books (“Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

Section 2.3.2          Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“registered holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

Section 3.               Terms and Exercise of Warrants.

Section 3.1         Warrant Price.  Each Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase one fully paid and nonassessable share of Common Stock for each Warrant represented thereby (the “Warrant Shares”) at the initial exercise price (“Warrant Price”) of $2.10 per share, subject to the adjustments provided the Warrant.

Section 3.2         Duration of Warrants.  Warrants may be exercised on or following February 26, 2010 (the “Effective Date”) until February 26, 2012 (the “Termination Date”).

Section 3.3         Exercise of Warrants.

Section 3.3.1          Payment.  A Warrant may be exercised, subject to the terms and conditions of the Warrant and this Agreement, upon surrender to the Company at the office of the Warrant Agent, which is currently located at the address listed in Section 7.2 hereof, with the Exercise Notice as set forth in the Warrant, duly executed, and, if the Warrant is exercised on a cash basis, by payment in full of the Warrant Price as set forth in the Warrant.

Section 3.3.2          Cashless Exercise.  Upon receipt by the Warrant Agent of any Exercise Notice indicating the Holder’s election to exercise a Warrant on a cashless basis, the Warrant Agent shall promptly notify the Company of such cashless exercise and the Company at its expense shall promptly compute the Net Number (as defined in the Warrant) of Warrant Shares to be issued upon such exercise in accordance with the terms of the Warrant and furnish to the Warrant Agent a certificate setting forth such Net Number of Warrant Shares.

Section 3.3.3          Issuance of Warrant Shares.  Upon exercise of a Warrant, the Warrant Agent shall within a reasonable time notify the Company of such exercise and the Company shall within a reasonable time issue and deliver to the Holder (i) a certificate or certificates for the total number of Warrant Shares (or the Net Number of Warrant Shares, as applicable) for which the Warrant is being exercised in the name of such Holder or its designee and (ii) if the Warrant is exercised with respect to fewer than all of the Warrant Shares represented by the Warrant, a new Warrant representing the number of Warrant Shares in respect of which the Warrant has not been exercised.  The Warrant Shares will be deemed to have been issued, and the person in whose name any certificate representing Warrant Shares will be issuable upon the exercise of the Warrant (as indicated in the Exercise Notice) will be deemed to have become the holder of record of (and will be treated for all purposes as the record holder of) the Warrant Shares represented thereby, immediately prior to the close of business on the Business Day upon which the Warrant is exercised in accordance with the terms hereof.  The issuance of certificates for Warrant Shares upon the exercise of a Warrant will be made without charge to the Holder for any issuance tax in respect thereof; provided, however, that the Company will not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder.  The Company shall not close its books against the transfer of any Warrant or any Warrant Shares issued or issuable upon the exercise of such Warrant in any manner which interferes with the timely exercise of any Warrant.

Section 3.3.4          Valid Issuance.  All Warrant Shares issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

Section 4.               Adjustments.  The number of Warrant Shares issuable upon the exercise of a Warrant and the Warrant Price shall be adjusted upon the occurrence of certain events, as provided in the Warrant.

Section 4.1         Certificate as to Adjustments.  Upon the occurrence of each anti-dilution adjustment (or readjustment) pursuant to the antidilution provisions of the Warrants, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms thereof and furnish to the Warrant Agent a certificate setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment is based.

Section 5.               Transfer and Exchange of Warrants.

Section 5.1         Registration of Transfer.  The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by written notice to the Company at the office of the Warrant Agent in the form described in the Warrant (the “Transfer Notice”).  Upon any such transfer, a new Warrant or Warrants representing an equal aggregate number of Warrants shall be issued in accordance with the Transfer Notice and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

Section 5.2         Procedure for Surrender of Warrants.  Warrants may be surrendered to the Warrant Agent, together with the Transfer Notice, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants.

Section 5.3         Service Charges.  No service charge shall be made for any exchange or registration of transfer of Warrants.

Section 5.4         Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

Section 6.               Concerning the Warrant Agent and Other Matters.

Section 6.1         Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Warrant Shares upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or Warrant Shares.

Section 6.2         Resignation, Removal, Consolidation, or Merger of Warrant Agent.

Section 6.2.1          Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving 90 days’ written notice to the Company.  The Company may remove the Warrant Agent upon 60 days’ written notice of termination to the Warrant Agent.  If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent.  If the Company shall fail to make such appointment within a period of 60 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost.  Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation or other entity organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority.  After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

Section 6.2.2          Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent not later than the effective date of any such appointment.

Section 6.2.3          Merger or Consolidation of Warrant Agent.  Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

Section 6.3         Fees and Expenses of Warrant Agent.

Section 6.3.1          Remuneration.  The Company agrees to pay the Warrant Agent the fees outlined on Schedule A attached hereto and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

Section 6.3.2          Further Assurances.  The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

Section 6.4         Liability of Warrant Agent.

Section 6.4.1          Reliance on Company Statement.  Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the president, any vice president or the general counsel of the Company and delivered to the Warrant Agent.  The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

Section 6.4.2          Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith.  The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in connection with this Agreement except as a result of the Warrant Agent’s gross negligence, willful misconduct, or bad faith.

Section 6.4.3          Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the Warrant or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Warrant Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Warrant Shares will when issued be valid and fully paid and nonassessable.

Section 6.5         Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of the Company’s Common Stock through the exercise of Warrants.

Section 7.               Miscellaneous.

Section 7.1         Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

Section 7.2         Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Accuride Corporation
77140 Office Circle

Evansville, IN 47715

Attention:  General Counsel
Facsimile:  (812) 962-5470

American Stock Transfer & Trust Co LLC
59 Maiden Lane
New York, N.Y. 10038

Attention:  Corporate Secretary

Section 7.3         Applicable Law.  The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws.

Section 7.4         Examination of the Warrant Agent Agreement.  A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent for inspection by the registered holder of any Warrant.  The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

Section 7.5         Counterparts.  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 7.6         Effect of Headings.  The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

IN WITNESS WHEREOF, the Company and the Warrant Agent have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

COMPANY:

ACCURIDE CORPORATION

By:	/s/ Stephen A. Martin
Name:	Stephen A. Martin
Title:	Vice President / General Counsel

WARRANT AGENT:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Isaac J. Kagan
Name:	Isaac J. Kagan
Title:	Vice President

Exhibit A

[Form of Warrant]

[See Attached]

Schedule A

Warrant Agent Fees:

Initial Issuance Fee:	$3,500.00

Monthly Fee:	$1,000.00